SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                                 CIT Group Inc.
                                (Name of Issuer)

                    Common Stock, $0.01 par value per share
                         (Title of Class of Securities)

                                   125581801
                                 (CUSIP Number)

                               December 31, 2010
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   / /    Rule 13d-1(b)
   /x/    Rule 13d-1(c)
   / /    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. 125581801

1   NAME  OF  REPORTING  PERSON
      High  River  Limited  Partnership

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5   SOLE  VOTING  POWER
      0

6   SHARED  VOTING  POWER
      0

7   SOLE  DISPOSITIVE  POWER
      0

8   SHARED  DISPOSITIVE  POWER
      0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

10  CHECK BOX IF THE AGGREGATE  AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    / /

11  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (9)
      0%

12  TYPE  OF  REPORTING  PERSON
      PN

                                  SCHEDULE 13G

CUSIP No. 125581801

1   NAME  OF  REPORTING  PERSON
      Hopper  Investments  LLC

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5   SOLE  VOTING  POWER
      0

6   SHARED  VOTING  POWER
      0

7   SOLE  DISPOSITIVE  POWER
      0

8   SHARED  DISPOSITIVE  POWER
      0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (9)
      0%

12  TYPE  OF  REPORTING  PERSON
      OO

                                  SCHEDULE 13G

CUSIP No. 125581801

1   NAME  OF  REPORTING  PERSON
      Barberry  Corp.

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5   SOLE  VOTING  POWER
      0

6   SHARED  VOTING  POWER
      0

7   SOLE  DISPOSITIVE  POWER
      0

8   SHARED  DISPOSITIVE  POWER
      0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (9)
      0%

12  TYPE  OF  REPORTING  PERSON
      CO

                                  SCHEDULE 13G

CUSIP No. 125581801

1   NAME  OF  REPORTING  PERSON
      Icahn  Partners  Master  Fund  LP

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Cayman  Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5   SOLE  VOTING  POWER
      0

6   SHARED  VOTING  POWER
      0

7   SOLE  DISPOSITIVE  POWER
      0

8   SHARED  DISPOSITIVE  POWER
      0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (9)
      0%

12  TYPE  OF  REPORTING  PERSON
      PN

                                  SCHEDULE 13G

CUSIP No. 125581801

1   NAME  OF  REPORTING  PERSON
      Icahn  Partners  Master  Fund  II  L.P.

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Cayman  Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5   SOLE  VOTING  POWER
      0

6   SHARED  VOTING  POWER
      0

7   SOLE  DISPOSITIVE  POWER
      0

8   SHARED  DISPOSITIVE  POWER
      0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (9)
      0%

12  TYPE  OF  REPORTING  PERSON
      PN

                                  SCHEDULE 13G

CUSIP No. 125581801

1   NAME  OF  REPORTING  PERSON
      Icahn  Partners  Master  Fund  III  L.P.

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Cayman  Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5   SOLE  VOTING  POWER
      0

6   SHARED  VOTING  POWER
      0

7   SOLE  DISPOSITIVE  POWER
      0

8   SHARED  DISPOSITIVE  POWER
      0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (9)
      0%

12  TYPE  OF  REPORTING  PERSON
      PN

                                  SCHEDULE 13G

CUSIP No. 125581801

1   NAME  OF  REPORTING  PERSON
      Icahn  Offshore  LP

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5   SOLE  VOTING  POWER
      0

6   SHARED  VOTING  POWER
      0

7   SOLE  DISPOSITIVE  POWER
      0

8   SHARED  DISPOSITIVE  POWER
      0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (9)
      0%

12  TYPE  OF  REPORTING  PERSON
      PN

                                  SCHEDULE 13G

CUSIP No. 125581801

1   NAME  OF  REPORTING  PERSON
      Icahn  Partners  LP

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5   SOLE  VOTING  POWER
      0

6   SHARED  VOTING  POWER
      0

7   SOLE  DISPOSITIVE  POWER
      0

8   SHARED  DISPOSITIVE  POWER
      0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (9)
      0%

12  TYPE  OF  REPORTING  PERSON
      PN

                                  SCHEDULE 13G

CUSIP No. 125581801

1   NAME  OF  REPORTING  PERSON
      Icahn  Onshore  LP

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5   SOLE  VOTING  POWER
      0

6   SHARED  VOTING  POWER
      0

7   SOLE  DISPOSITIVE  POWER
      0

8   SHARED  DISPOSITIVE  POWER
      0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (9)
      0%

12  TYPE  OF  REPORTING  PERSON
      PN

                                  SCHEDULE 13G

CUSIP No. 125581801

1   NAME  OF  REPORTING  PERSON
      Icahn  Capital  LP

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5   SOLE  VOTING  POWER
      0

6   SHARED  VOTING  POWER
      0

7   SOLE  DISPOSITIVE  POWER
      0

8   SHARED  DISPOSITIVE  POWER
      0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (9)
      0%

12  TYPE  OF  REPORTING  PERSON
      PN

                                  SCHEDULE 13G

CUSIP No. 125581801

1   NAME  OF  REPORTING  PERSON
      IPH  GP  LLC

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5   SOLE  VOTING  POWER
      0

6   SHARED  VOTING  POWER
      0

7   SOLE  DISPOSITIVE  POWER
      0

8   SHARED  DISPOSITIVE  POWER
      0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (9)
      0%

12  TYPE  OF  REPORTING  PERSON
      OO

                                  SCHEDULE 13G

CUSIP No. 125581801

1   NAME  OF  REPORTING  PERSON
      Icahn  Enterprises  Holdings  L.P.

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5   SOLE  VOTING  POWER
      0

6   SHARED  VOTING  POWER
      0

7   SOLE  DISPOSITIVE  POWER
      0

8   SHARED  DISPOSITIVE  POWER
      0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (9)
      0%

12  TYPE  OF  REPORTING  PERSON
      PN

                                  SCHEDULE 13G

CUSIP No. 125581801

1   NAME  OF  REPORTING  PERSON
      Icahn  Enterprises  G.P.  Inc.

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5   SOLE  VOTING  POWER
      0

6   SHARED  VOTING  POWER
      0

7   SOLE  DISPOSITIVE  POWER
      0

8   SHARED  DISPOSITIVE  POWER
      0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (9)
      0%

12  TYPE  OF  REPORTING  PERSON
      CO

                                  SCHEDULE 13G

CUSIP No. 125581801

1   NAME  OF  REPORTING  PERSON
      Beckton  Corp.

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5   SOLE  VOTING  POWER
      0

6   SHARED  VOTING  POWER
      0

7   SOLE  DISPOSITIVE  POWER
      0

8   SHARED  DISPOSITIVE  POWER
      0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (9)
      0%

12  TYPE  OF  REPORTING  PERSON
      CO

                                  SCHEDULE 13G

CUSIP No. 125581801

1   NAME  OF  REPORTING  PERSON
      Carl  C.  Icahn

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      United  States  of  America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5   SOLE  VOTING  POWER
      0

6   SHARED  VOTING  POWER
      0

7   SOLE  DISPOSITIVE  POWER
      0

8   SHARED  DISPOSITIVE  POWER
      0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     / /

11  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (9)
      0%

12  TYPE  OF  REPORTING  PERSON
      IN

                                  SCHEDULE 13G


ITEM 1

     (a) Name of Issuer:

          CIT  Group  Inc.

     (b) Address of Issuer's Principal Executive Offices:

          505  Fifth  Avenue,  New  York,  New  York  10017

ITEM 2

     (a) Name of Person Filing:

     The persons filing this statement are High River Limited Partnership ("High River"), Hopper Investments LLC ("Hopper"), Barberry Corp. ("Barberry"), Icahn
Partners Master Fund LP ("Icahn Master"), Icahn Partners Master Fund II LP ("Icahn Master II"), Icahn Partners Master Fund III LP ("Icahn Master III"), Icahn Offshore LP ("Icahn Offshore"), Icahn Partners LP ("Icahn Partners"), Icahn Onshore LP ("Icahn Onshore"), Icahn Capital LP ("Icahn Capital"), IPH GP LLC ("IPH"), Icahn Enterprises Holdings L.P. ("Icahn Enterprises Holdings"), Icahn Enterprises G.P. Inc. ("Icahn Enterprises GP"), Beckton Corp. ("Beckton"), and Carl C. Icahn (collectively, the "Reporting Persons").

     Barberry is the sole member of Hopper, which is the general partner of High River. Icahn Offshore is the general partner of each of Icahn Master, Icahn Master II and Icahn Master III. Icahn Onshore is the general partner of Icahn Partners. Icahn Capital is the general partner of each of Icahn Offshore and Icahn Onshore. Icahn Enterprises Holdings is the sole member of IPH, which is the general partner of Icahn Capital. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Carl
C.  Icahn  is  the  sole  stockholder  of  each  of  Barberry  and  Beckton.

     (b) Address of Principal Business Office:

     The address of the principal business office of (i) High River, Hopper, Barberry, Icahn Offshore, Icahn Partners, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601, (ii) Icahn Master, Icahn Master II and Icahn Master III is c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman, Cayman Islands, and (iii) Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, NY 10153.

     (c) Citizenship:

     Each of High River, Icahn Offshore, Icahn Partners, Icahn Onshore, Icahn Capital and Icahn Enterprises Holdings is a Delaware limited partnership. Each of Hopper and IPH is a Delaware limited liability company. Each of Barberry, Icahn Enterprises GP and Beckton is a Delaware corporation. Each of Icahn Master, Icahn Master II and Icahn Master III is a Cayman Islands exempted limited partnership. Carl C. Icahn is a citizen of the United States of America.

     (d) Title of Class of Securities:

     Common  Stock,  $0.01  par  value  per  share  ("Shares")

     (e) CUSIP Number:

     125581801

ITEM 3 If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

     NOT APPLICABLE

ITEM 4  Ownership

     (a) Amount Beneficially Owned: 0

     (b) Percent of Class: 0.0%

     (c) Number of Shares as to which each Reporting Person has

          (i)   Sole power to vote or to direct the vote: 0

          (ii)  Shared power to vote or to direct the vote: 0

          (iii) Sole power to dispose or to direct the disposition of: 0

          (iv)  Shared power to dispose or to direct the disposition of: 0


ITEM 5  Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five  percent  of  the  class  of  securities,  check  the  following:       [X]

ITEM 6  Ownership of More than Five Percent on Behalf of Another Person

     NOT APPLICABLE

ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

     NOT APPLICABLE

ITEM 8  Identification and Classification of Members of the Group

     NOT APPLICABLE

ITEM 9  Notice of Dissolution of Group

     NOT APPLICABLE

ITEM 10 Certification

     NOT APPLICABLE





                            [Signature Page Follows]

                                   SIGNATURES

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement on Schedule 13G is true, complete and correct.

Dated:   February 11, 2011

HIGH  RIVER  LIMITED  PARTNERSHIP
     By:  Hopper  Investments  LLC,  general  partner
     By:  Barberry  Corp.,  sole  member

     By:  /s/  Edward  Mattner
          --------------------
          Name:  Edward  Mattner
          Title:  Authorized  Signatory

HOPPER  INVESTMENTS  LLC
     By:  Barberry  Corp.,  sole  member

     By:  /s/  Edward  Mattner
          --------------------
          Name:  Edward  Mattner
          Title:  Authorized  Signatory

BARBERRY  CORP.

     By:  /s/  Edward  Mattner
          --------------------
          Name:  Edward  Mattner
          Title:  Authorized  Signatory

ICAHN  PARTNERS  MASTER  FUND  LP

     By:  /s/  Edward  E.  Mattner
          ------------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory

ICAHN  PARTNERS  MASTER  FUND  II  LP

     By:  /s/  Edward  E.  Mattner
          ------------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory

ICAHN  PARTNERS  MASTER  FUND  III  LP

     By:  /s/  Edward  E.  Mattner
          ------------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory

ICAHN  OFFSHORE  LP

     By:  /s/  Edward  E.  Mattner
          ------------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory

ICAHN  PARTNERS  LP

     By:  /s/  Edward  E.  Mattner
          ------------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory

ICAHN  ONSHORE  LP

     By:  /s/  Edward  E.  Mattner
          ------------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory

ICAHN  CAPITAL  LP
     By:  IPH  GP  LLC,  its  general  partner
     By:  Icahn  Enterprises  Holdings  L.P.,  its  sole  member
By:  Icahn  Enterprises  G.P.  Inc.,  its  general  partner

     By:  /s/ Dominick  Ragone
          --------------------
          Name:  Dominick  Ragone
          Title:  Chief  Financial  Officer

IPH  GP  LLC
     By:  Icahn  Enterprises  Holdings  L.P.,  its  sole  member
     By:  Icahn  Enterprises  G.P.  Inc.,  its  general  partner

     By:  /s/ Dominick  Ragone
          --------------------
          Name:  Dominick  Ragone
          Title:  Chief  Financial  Officer

ICAHN  ENTERPRISES  HOLDINGS  L.P.
     By:  Icahn  Enterprises  G.P.  Inc.,  its  general  partner

     By:  /s/ Dominick  Ragone
          --------------------
          Name:  Dominick  Ragone
          Title:  Chief  Financial  Officer

ICAHN  ENTERPRISES  G.P.  INC.

By:  /s/ Dominick  Ragone
     --------------------
     Name:  Dominick  Ragone
     Title:  Chief  Financial  Officer

BECKTON  CORP.

By:  /s/  Edward  E.  Mattner
     ------------------------
     Name:  Edward  E.  Mattner
     Title:  Authorized  Signatory



/s/  Carl  C.  Icahn
--------------------
CARL  C.  ICAHN






      [Signature page to Amendment No. 1 to Schedule 13G - CIT Group Inc.]